NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO
Doug Nesbit, CFO

HEI, INC. SIGNS AGREEMENT WITH CERNER CORPORATION

MINNEAPOLIS, July 10, 2003 /PRNewswire-FirstCall via COMTEX/ — HEI, Inc. (Nasdaq: HEII) (www.heii.com ) today announced it has signed an agreement with Cerner Corporation (Cerner) to develop and supply bedside healthcare integration products, including device integration components, for Cerner’s CareGuard™ solution. CareGuard™ is a handheld solution that combines clinical documentation, error prevention, and bedside device integration. The CareGuard™ solution will use HEI’s Link-iT™ technology to enhance real-time bedside data collection in various Cerner Millennium™ solutions.

The Link-it™ technology is unique in that it enables medical device OEMs and HCIT vendors to quickly add both wired and wireless connectivity and distributed software applications to their products.

“We initiated the Link-iT™ technology platform to enable more efficient and effective patient care,” stated Mack V. Traynor, CEO of HEI, Inc. “We are very pleased to partner with Cerner, the leading provider of clinical information systems in the United States. We share a common vision of improving clinical care through innovation in information technology.”

Cerner™, Cerner Millennium™ and CareGuard™ are trademarks of Cerner Corporation.

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division - High Density Interconnect - RF Identification and Smart Card Advanced Medical Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 610 South Rockford Drive, Tempe, AZ 85281 1546 Lake Drive West, Chanhassen, MN 55317 4801 North 63rd Street, Boulder CO 80301

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

SOURCE HEI, Inc.
Mack V. Traynor, CEO and
Doug Nesbit, CFO, both of
HEI, Inc., +1-952-443-2500
http://www.heii.com